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                                                                   Exhibit 23.06

                  CONSENT OF PETROLEUM ENGINEERING CONSULTANT



     I hereby consent to the use in the prospectus constituting part of amendment no. 1 to the registration statement on Form S-1, SEC File No. 333-05583, of Frontier Oil Exploration Company (the "Company") of my report as of December 31, 1995, respecting the estimated oil reserve information for the Montana and Nevada producing properties of the Company, and the inclusion of the summary reserve report respecting such properties as an appendix to the prospectus. I also consent to the reference to me under the headings "Experts" respecting such reports in such prospectus.



/s/ Larry D. Krause

    LARRY D. KRAUSE


Billings, Montana
July 12, 1996